As filed with the Securities and Exchange Commission on February 10, 2003
Registration Statement No. 333-100731

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

Amendment No. 5

to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Timken Company

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-0577130
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

The Timken Company

1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798
(330) 438-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott A. Scherff

Corporate Secretary and Assistant General Counsel
The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798
(330) 438-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Christopher M. Kelly

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following is a list of the estimated expenses of the issuance and distribution of the securities being registered, other than any underwriting discounts or commissions, all of which are payable by The Timken Company (the “registrant,” “we” or “us”).

SEC registration fee	$82,800
Legal fees and expenses	500,000
Accounting fees and expenses	250,000
Listing fees and expenses	44,275
Trustees’, registrant and transfer agents’, warrant agents and depositaries’ fees and expenses	5,000
Printing fees (including freight)	100,000
Blue Sky fees and expenses	5,000
Miscellaneous	12,925

Total	$1,000,000

      All of the above items, except for the SEC registration fee, are estimates.

Item 15.     Indemnification of Directors and Officers

      Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard of the corporation’s best interests.

      Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

      Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

      Article IV of our Amended Regulations provides that we shall indemnify our directors, officers and employees, and may indemnify our agents, to the fullest extent permitted by law under various conditions and subject to various qualifications, and reads as follows:

      SECTION 1.     Indemnification

      The Corporation shall indemnify, to the fullest extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, provided, however, that the Corporation shall indemnify any such agent (as opposed to any Director, officer or employee) of the Corporation to an extent greater than that required by law only if and to the extent that the Directors may, in their discretion, so determine, and provided, further, that the Corporation shall not be required hereby to indemnify any person with respect to any action, suit or proceeding that was initiated by such person unless such action, suit or proceeding was initiated by such person to enforce any rights to indemnification arising hereunder and such person shall have been formally adjudged to be entitled to indemnity by reason hereof. The indemnification provided hereby shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Articles of Incorporation or any agreement, vote of shareholders of disinterested Directors or otherwise, both as to action in official capacities and as to action in another capacity while he is a Director, officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a Director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      SECTION 2.     Insurance

      The Corporation may, to the full extent then permitted by law, purchase and maintain insurance on behalf of any persons described in Section 1 of this Article IV against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability.

      SECTION 3.     Indemnification Agreements

      The Corporation may, to the fullest extent then permitted by law, enter into indemnification agreements with any person described in Section 1 of this Article IV.”

      We have entered into contracts with some of our directors and officers that indemnify them against many of the types of claims that may be made against them. We also maintain insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in our Amended Regulations.

Item 16.     Exhibits and Financial Statement Schedules

      (a) Exhibit

Exhibit
Number		Description of Document

1.1	***	Form of underwriting agreement relating to the common stock.
1.2	***	Form of underwriting agreement relating to the senior unsecured notes.
4.1		Amended Articles of Incorporation of the registrant, incorporated by reference to Exhibit 4(a) to the registrant’s Form S-8, dated April 16, 1996 (File No. 333-02553).
4.2		Amended Regulations of the registrant, incorporated by reference to the registrant’s Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-01169).
4.3	**	Form of Indenture relating to debt securities.
4.4	**	Form of % Notes due .

Exhibit
Number		Description of Document

4.5	*	Form of Warrant Agreement for equity securities.
4.6	*	Form of Warrant Agreement for debt securities.
4.7	*	Form of Warrant Certificate for equity securities (to be included in Exhibit 4.5).
4.8	*	Form of Warrant Certificate for debt securities (to be included in Exhibit 4.6).
4.9	*	Form of Deposit Agreement.
4.1	0*	Form of Share Purchase Contract.
5.1	**	Opinion of Jones Day.
5.2	**	Opinion of Jones Day with respect to the common stock and senior unsecured notes.
12.1	**	Computation of Ratio of Earnings to Fixed Charges.
23.1	**	Consent of Ernst & Young LLP.
23.2	**	Consent of Jones Day (contained in Exhibit 5.1).
23.3	**	Consent of Jones Day (contained in Exhibit 5.2).
23.4	**	Consent of PricewaterhouseCoopers LLP.
24.1	**	Power of Attorney.
25.1	**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee under the indenture relating to the debt securities.
99.1	**	Schedule II—Valuation and qualifying accounts of The Timken Company and subsidiaries for the three years ended December 31, 2001.
99.2	**	Consent of Joseph W. Ralston.

*	To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

**	Previously filed.

***	Filed herewith.

(b)	Financial Statement Schedules

      The consolidated financial statement Schedule II—Valuation and qualifying accounts of The Timken Company and subsidiaries is for the three years ended December 31, 2001 filed as an exhibit to this Registration Statement. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission (“SEC”) are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17.     Undertakings.

      The undersigned registrant hereby undertakes:

      1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”),

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

      2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4.     That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s manual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      5.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      6.     That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      7.     That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      8.     To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, the State of Ohio, on February 10, 2003.

THE TIMKEN COMPANY

By:	/s/ WILLIAM R. BURKHART

Name: William R. Burkhart
Title: Senior Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James W. Griffith	President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2003

* Glenn A. Eisenberg	Executive Vice President — Finance and Administration (Principal Financial and Accounting Officer)	February 10, 2003

* W.R. Timken Jr.	Director and Chairman	February 10, 2003

* Stanley C. Gault	Director	February 10, 2003

* John A. Luke, Jr.	Director	February 10, 2003

* Robert W. Mahoney	Director	February 10, 2003

* Jay A. Precourt	Director	February 10, 2003

* W.J. Timken, Jr.	Director	February 10, 2003

* John M. Timken, Jr.	Director	February 10, 2003

W.J. Timken	Director

Signature	Title	Date

* Joseph F. Toot, Jr.	Director	February 10, 2003

* Martin D. Walker	Director	February 10, 2003

* Jacqueline F. Woods	Director	February 10, 2003

*	The undersigned, pursuant to a Power of Attorney executed by each of the directors and officers identified above and filed with the SEC, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of each of the persons noted above, in the capacities indicated.

By:	/s/ WILLIAM R. BURKHART

Name: William R. Burkhart
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Document

1	.1***	Form of underwriting agreement relating to the common stock.
1	.2***	Form of underwriting agreement relating to the senior unsecured notes.
4.1		Amended Articles of Incorporation of the registrant, incorporated by reference to Exhibit 4(a) to the registrant’s Form S-8, dated April 16, 1996 (File No. 333-02553).
4.2		Amended Regulations of the registrant, incorporated by reference to the registrant’s Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-01169).
4	.3**	Form of Indenture relating to debt securities.
4	.4**	Form of % Notes due .
4	.5*	Form of Warrant Agreement for equity securities.
4	.6*	Form of Warrant Agreement for debt securities.
4	.7*	Form of Warrant Certificate for equity securities (to be included in Exhibit 4.5).
4	.8*	Form of Warrant Certificate for debt securities (to be included in Exhibit 4.6).
4	.9*	Form of Deposit Agreement.
4	.10*	Form of Share Purchase Contract.
5	.1**	Opinion of Jones Day.
5	.2**	Opinion of Jones Day with respect to the common stock and senior unsecured notes.
12	.1**	Computation of Ratio of Earnings to Fixed Charges.
23	.1**	Consent of Ernst & Young LLP.
23	.2**	Consent of Jones Day (contained in Exhibit 5.1).
23	.3**	Consent of Jones Day (contained in Exhibit 5.2).
23	.4**	Consent of PricewaterhouseCoopers LLP.
24	.1**	Power of Attorney.
25	.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee under the indenture relating to the debt securities.
99	.1**	Schedule II—Valuation and qualifying accounts of The Timken Company and subsidiaries for the three years ended December 31, 2001.
99	.2**	Consent of Joseph W. Ralston.

*	To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

**	Previously filed.

***	Filed herewith.